EXHIBIT 99.1

         Movie Star, Inc. Announces Proposed Sale by Largest Shareholder


New York, New York (February 11, 2004)--Movie Star, Inc. (AMEX: MSI), announced that Mark M. David, the Company's non-executive chairman and largest shareholder, together with members of his family, entered into an agreement after the market closed on February 10, 2004, to sell all of the shares of common stock owned by them, an aggregate of 3,532,644 shares, to TTG Apparel, LLC, an unaffiliated third party, for a purchase price of $1.70 per share. This represents 22.7 % of the Company's outstanding stock. At the request of the purchaser, the Company's Board of Directors approved the purchase of the shares. The transaction is scheduled to close shortly after the Company files its quarterly report for the period ended December 31, 2003.

Upon completion of the sale, Mark M. David, Chairman of the Board, and Gary W. Krat will resign from the Company's Board of Directors. Mr. David retired as a full-time executive of Movie Star in 1999. Mr. Knigin, the Company's President and Chief Executive Officer, has been appointed as interim Chairman of the Board.

Additionally, this transaction will activate a provision under Mr. Knigin's employment agreement with Movie Star that requires the Company to make a lump sum payment to him of approximately $1,070,000 within 90 days. Under the terms of the agreement with Mr. Knigin, this payment is to be applied against any severance obligations of the Company owed to Mr. Knigin under his employment contract, which, in accordance with its terms, expires on June 30, 2007. This obligation will be accrued and expensed in the third quarter.


MOVIE STAR, INC. produces and sells ladies apparel, including sleepwear, robes, leisurewear, and daywear. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations;
fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the risk factors listed from time to time in the Company's SEC reports.

CONTACT:                                          INVESTOR RELATIONS:
Movie Star, Inc.                  -or-            SM Berger & Company, Inc.
Company, Inc.                                     Stanley Berger
Thomas Rende, CFO                                 (212) 464-6400
(212) 798-4700